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                                                                     Exhibit 3.4

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                                PDG/PHILIP, L.P.



              Agreement of Limited Partnership, effective as of the _________ day of December 1997, by and among PDG, Inc., a Pennsylvania corporation ("PDG") (the "General Partner"), PDG Environmental, Inc., a Delaware corporation ("PDGE") and Philip Environmental Services Corporation, a Missouri corporation ("Philip") (PDGE and Philip are referred to as the "Limited Partner") (the General Partner and the Limited Partners are sometimes referred to herein collectively as the "Partners") (the "Agreement").

                              W I T N E S S E T H:

              WHEREAS, the parties hereto desire to form a limited partnership to engage in the business of carrying out the asbestos abatement in the building commonly known as the Transportation and Safety Building (the "Project").

              NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                            FORMATION OF PARTNERSHIP



              1.01. The parties hereby enter into a limited partnership (the "Partnership") under and pursuant to the provisions of the Pennsylvania Revised Uniform Limited Partnership Act, 15 Pa.C.S.A.


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Section 8501 et seq., as amended ("Act"). The rights and liabilities of the
Partners shall be as provided in the Act except as herein otherwise expressly stated.

              1.02. The Partnership shall commence as of the effective date of the filing of the Certificate of Limited Partnership with the Secretary of the Commonwealth of Pennsylvania, and shall continue until December 31, 2001 unless sooner terminated under the provisions of Article XI hereof.

                                   ARTICLE II

                                   DEFINITIONS



              The following terms shall have the following meanings (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires).

              2.01. "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  (i) such Capital Account shall be deemed to be increased by any amounts which such Partner is obligated to restore to the Partnership (pursuant to this Agreement or otherwise) under Treasury Regulation section 1.704-l(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the second to last sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt); and



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                  (ii) such Capital Account shall be deemed to be decreased by the items described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

              2.02. "Capital Account" has the meaning set forth in Section 6.06.

              2.03. "Capital Event" means a sale, transfer, conveyance, distribution, exchange, lease, taking, financing, refinancing or disposition of Partnership assets, including in connection with the liquidation of the Partnership, other than any such transaction arising in the ordinary course of business or any distribution made pursuant to Section 7.02

              2.04. "Carrying Value" means, with respect to any asset of the Partnership, the asset's adjusted basis as of the relevant date for federal income tax purposes, except as follows:

                  (i) the aggregate Carrying Value of the assets as of the formation of the Partnership pursuant to Section 1.02, after taking into account the events occurring on such date, is equal to the sum of the amounts credited to the Partners' Capital Accounts upon the formation of the Partnership, increased by the amount of any liabilities assumed by the Partnership in connection therewith;

                  (ii) the initial Carrying Value of any asset contributed by a Partner to the Partnership after the formation of the Partnership



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shall be the gross fair market value of such asset, which shall be equal to the amount credited to such Partner's Capital Account for such contribution (increased by the amount of any liabilities by which the Partnership assumes or takes subject to) as set forth herein or in any amendment or supplement hereto providing for the contribution of such asset (the intent of the Partners is that cash only will be contributed), resulting from or as required by the Project;

                  (iii) the Carrying Values of all Partnership assets shall be adjusted, at the election of the General Partner, to equal its fair market values (determined on a gross basis) as of the following times:

                           (A) the acquisition of an additional interest in the
Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution within the meaning of Treasury Regulation section 1.704-1(b)(2)(iv)(f)(5);

                           (B) the distribution by the Partnership to a Partner
of more than a de minimis amount of money or Partnership property as consideration for an interest in the Partnership; and

                           (C) the liquidation of the Partnership within the
meaning of Treasury Regulation section 1.704-1(b)(2)(iv)(f)(5)(ii); and

                  (iv) if the Carrying Value of an asset has been determined or adjusted pursuant to subsection (ii) or (iii) above, such Carrying Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article VII.



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The foregoing definition of Carrying Value is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

              2.05. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

              2.06. "Excess Cash" means so much of the Partnership's cash on hand at any time as is determined by the General Partner not to be necessary or required for the continuing conduct of the Partnership's business. In making such determination, any obligations of the Partnership to Partners shall be repaid and any obligations of the Partnership owed to commercial or other lenders, contractors, materialmen, subcontractors and equipment suppliers for the Project shall next be repaid before any Excess Cash shall be deemed available.

              2.07. "Fiscal Year" means the calendar year.

              2.08. "General Partner" means PDG, Inc., a Pennsylvania corporation.

              2.09. "Limited Partners" means the entities whose names are listed on the first page of this Agreement as Limited Partners.

              2.10. "Net Loss" means the net loss of the Partnership for federal income tax purposes.

              2.11. "Net Profit" means the net income of the Partnership for federal income tax purposes.

              2.12. "Partners" means the General Partner and the Limited
Partners.



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              2.13. "Partnership Interest" means the entire legal and equitable ownership interest of a Partner in the Partnership at any particular time.

              2.14. "Profits and Losses" means, for each year or other applicable period, the Partnership's taxable income or loss for such period determined in accordance with Code section 703(a)(for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

                  (i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to the definitions herein shall be added to such taxable income or loss;

                  (ii) any expenditures of the Partnership described in Code section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

                  (iii) depreciation for financial reporting purposes for such period shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

                  (iv) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to



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the Carrying Value of the property disposed of, rather than the adjusted tax basis of such property;

                  (v) if any property is distributed in kind to any Partner, the difference between its fair market value and its Carrying Value at the time of distribution shall be treated as Profit or Loss, as the case may be, recognized by the Partnership;

                  (vi) such taxable income or loss shall not be deemed to include items of income, gain, loss, deduction and Code section 705(a)(2)(B) expenditures allocated pursuant to Sections 7.04(b) (relating to allocations caused by the occurrence of deficit Capital Account balances); and

                  (vii) the amount of any adjustment to the Carrying Value of any Partnership asset pursuant to clause (iii) of the definition of "Carrying Value" herein shall be taken into account as Profit or Loss from the disposition of such asset.

              2.15. "Treasury Regulations" means the regulations issued by the United States Treasury Department pursuant to the Code.

              2.16. The Partners anticipate that only cash will be contributed by the Partners to the capital of the Partnership. The Partnership's assets will be primarily cash and accounts receivable. All other assets shall remain with the individual Partners and, if used by the Partnership, the Partner that owns such assets shall be paid an amount of rent to be agreed upon by the Partners.



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                                   ARTICLE III

                                      NAME



              3.01. The business of the Partnership shall be conducted under the name of PDG/Philip, L.P.

                                   ARTICLE IV

                           PRINCIPAL PLACE OF BUSINESS



              4.01. The principal office and place of business of the Partnership shall be located at 300 Oxford Drive, Pittsburgh, Pennsylvania 15146, or such other location as the General Partner may from time to time designate.

                                    ARTICLE V

                                     PURPOSE


              5.01. The purpose of the Partnership is to engage in and carryout the asbestos abatement in the building commonly known as the Transportation and Safety Building located in Harrisburg, Pennsylvania.


                                   ARTICLE VI

                              CAPITAL CONTRIBUTIONS



              6.01. Initial Capital Contributions. Each Limited Partner shall make initial capital contributions to the Partnership as set forth opposite such Limited Partner's name on Schedule A attached hereto and made a part hereof, and, in consideration thereof, shall have the percentage interest in the capital and profits and losses of the Partnership set forth opposite such Limited Partner's name on Schedule A ("Limited Partnership Interests").



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                  The General Partner shall contribute to the initial capital of the Partnership the sum set forth opposite such General Partner's name on Schedule A. The General Partner shall have the percentage interest in the capital and profits and losses of the Partnership set forth opposite The General Partner's name on Schedule A (the "General Partnership Interests").

              6.02. Contributions for Additional Working Capital. In the event the Partnership is in need of additional working capital for the Project that the General Partner reasonably determines, the General Partner and the Limited Partners shall be required to advance additional funds to the Partnership for any such purpose in the percentage set forth opposite such Partner's name on Schedule A.

              6.03. No Interest on Capital Contribution. No interest shall be paid by the Partnership or any Partner on the capital contribution of any Partner.

              6.04. Return of Capital Contribution. No Partner shall have the right to withdraw or receive any return of such Partner's capital contribution, except as may be specifically provided in this Agreement, and under circumstances requiring a return of any capital contribution, no Partner shall have the right to receive property other than cash, except as may be provided in this Agreement.

              6.05. Capital Accounts. A separate capital account shall be maintained for each Partner (each a "Capital Account"), and the amount of each Partner's contributions to the capital of the Partnership shall be credited to its Capital Account. Except as expressly



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provided for herein, no Partner may withdraw any portion of its Capital Account without the consent of the General Partner, which consent shall not be unreasonably withheld.

                  (b) Capital Account Balances. The initial Capital Account balance of each Partner shall be equal to the amount set forth opposite such partner's name on Schedule A hereto, and such Capital Account shall thereafter be further adjusted with respect to subsequent events as follows:

                           (i) increased by: (A) the aggregate amount of such
Partner's cash contributions to the Partnership, (B) the Carrying Value of property contributed by such Partner to the Partnership, net of liabilities secured by such property that the Partnership is considered to assume or take subject to under Code section 752, and (C) Profits, items of income and gain allocated to such Partner pursuant to Section 7.03; and

                           (ii) decreased by: (A) cash distributions to such
Partner from the Partnership, (B) the Carrying Value of property distributed in kind to such Partner, net of liabilities secured by such property that such Partner is deemed to assume or take subject to under Code section 752, and (C) Losses and items of loss or deduction allocated to such Partner pursuant to
Section 7.03.

                  (c) Intent to Comply with Treasury Regulations. This Section
6.06 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1(b), and shall be interpreted and



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applied in a manner consistent with such regulation. To the extent such provisions are inconsistent with such regulation or are incomplete with respect thereto, the Capital Accounts of the Partners shall be maintained in accordance with such regulation.

              6.07. Partition/Accounting. No Partner shall have the right to demand a partition of the Partnership or an accounting, absent a material breach of this Agreement by another Partner.

                                   ARTICLE VII

                        ALLOCATION OF PROFITS AND LOSSES;

                            DISTRIBUTIONS TO PARTNERS



              7.00. Introduction. Article VII generally sets forth the rules for allocations to the Partners. Section 7.03 sets forth the allocations of Profits, Losses and similar items, determined in accordance with the Partnership's method of accounting, which is based on federal income tax principles as adjusted by the Partnership allocation rules set forth in Treasury Regulation sections 1.704-l(b) and 1.704-2, rather than in accordance with either generally accepted accounting principles (GAAP) or the method used in filing the Partnership's federal income tax return. Section 7.04 sets forth the manner in which items of income, gain, loss, deduction, credits and basis therefor will be allocated to the Partners for income tax purposes to the extent such items may be allocated differently from the allocations referred to in the preceding sentence.

              7.01. Profits and Losses. As of the last day of each Fiscal Year of the Partnership, the Partnership's Net Profit or Net Loss for



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such Fiscal Year shall be fixed and determined and each Partner's Capital
Account shall be increased by such Partner's allocable share of Net Profit and decreased by such Partner's allocable share of Net Loss.

              7.02. Distributions. The Partnership may, at the discretion of the General Partner, distribute to the Partners in proportion to their Partnership Interests an amount equal to at least the estimated federal and state income taxes payable by the Partners on or with respect to the taxable income of the Partnership, assuming that each Partner will pay taxes at the highest marginal rate then in effect under the Code and under the laws of the Commonwealth of Pennsylvania, irrespective of where each Partner resides. Such distribution shall be made from time to time prior to the due date of each tax payment required to be made by the Partners resulting in part from the inclusion of the Partnership's taxable income in the gross income of the Partners. Within a reasonable time after the close of each Fiscal Year, the Partnership shall also distribute the Partnership's Excess Cash for such Fiscal Year in accordance with each Partner's Partnership Share. The General Partner is authorized to withhold from such distributions such sums as required under law. Distributions in liquidation of the Partnership or a deemed liquidation pursuant to Code section 708 shall be made in accordance with Article XI.

              7.03. Allocations. Section 7.03(a) sets forth the general rules for allocations of Profit, Loss and similar items to the Partners. Section 7.03(b) sets forth various special rules which modify or clarify the general rules of Section 7.03(a).



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                  (a) General Rule.

                           (i) Operating Profits and Losses. Profits and Losses
of the Partnership, other than Profits and Losses arising in connection with Capital Events, shall be allocated to the Partners in proportion to their respective Partnership Interests, as modified by Section 6.02.

                           (ii) Capital Event Allocations. Profits and Losses of
the Partnership with respect to a Capital Event shall be allocated as set forth in this Section 7.03(a)(ii), before taking into account any distributions (including liquidating distributions) occurring in connection therewith.

                           (A) Profits. Profits with respect to a Capital Event
shall be allocated as follows:

                                    (1) first, to the Partners, if any, having
negative balances in their Capital Accounts, in the proportion that the negative balance of each such Partner's negative Capital Account bears to the aggregate negative balances in the Capital Accounts of all Partners, the least amount of such Profits necessary to cause the balances in their Capital Accounts to equal zero;

                                    (2) second, so much of the remaining Profit
as is necessary to cause the positive balances in the Partners' Capital Accounts (as adjusted to reflect any allocation made pursuant to clause (1) above), to bear the same relationship as their respective Partnership Interests, shall be allocated among the Partners in




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proportion to the amount of Profit required to be allocated to each Partner to achieve such result; and

                                    (3) thereafter, any remaining Profits shall
be allocated among the Partners in accordance with their respective Partnership Interests.

                           (B) Losses. Losses with respect to a Capital Event
shall be allocated among the Partners as follows:

                                    (1) first, the least amount of such Losses
necessary to cause the positive balances in the Partners' Capital Accounts to bear the same relationship as their respective Partnership Interests shall be allocated among the Partners in proportion to the amount of Losses required to be allocated to each Partner to achieve such result; and

                                    (2) thereafter, any remaining Losses shall
be allocated among the Partners in accordance with their respective Partnership Interests.

                  (b) Special Rules. Notwithstanding the general allocation rule set forth in Section 7.03(a), the following special allocation rules shall apply under the circumstances described therein.

                           (A) Change in Regulations. If the Treasury
Regulations are hereafter changed or if new Treasury Regulations are hereafter adopted, and such change or new regulations, in the opinion of independent recognized tax counsel for the Partnership, make it necessary to revise the regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a



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material portion of any allocation set forth in this Article VII would not be respected for federal income tax purposes, this Agreement shall be amended (with the consent of all Partners, which consent shall not be unreasonably withheld) in such a manner as, in the reasonable opinion of such counsel, is necessary or desirable, taking into account the interests of the Partners as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts distributable to any Partner pursuant to this Agreement.

                           (B) Change in Partners' Interests. If there is a
change in any Partner's share of the Partnership's Profits, Losses or other items during any Year, allocations among the Partners shall be made in accordance with their Partnership Interests from time to time during such Year in accordance with Code section 706, as of the end of the preceding month, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire Year during which the corresponding asset is owned by the Partnership for the entire Year, and over the portion of a Year after such asset is placed in service by the Partnership if such asset is placed in service during the Year.

              7.04. Tax Allocations.

                  (a) Generally. Except as set forth in Section 7.04(b), allocations for tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as allocations for book purposes as set forth in Section 7.02.



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Allocations pursuant to this Section 7.04 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

                  (b) Special Rules.

                           (i) Elimination of Book/Tax Disparities. If any
Partnership property has a Carrying Value different than its adjusted tax basis to the Partnership for federal income tax purposes (whether by reason of the contribution of such property to the Partnership, the revaluation of such property hereunder, or otherwise), allocations of taxable income, gain, loss and deduction under this Section 7.04 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its Carrying Value in the manner prescribed by Code section 704(c) or the principles set forth in Treasury Regulation section 1.704-l(b)(2)(iv)(g), as the case may be.

                           (ii) Allocation of Items Among Partners. Each item of
income, gain, loss, deduction and credit and all other items governed by Code section 702(a) shall be allocated among the Partners in proportion to the allocation of Profits, Losses and other items to such Partners hereunder, provided that any gain recognized from any disposition of a Partnership asset which is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in the same ratio



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as the prior allocations of Profits, Losses or other items which included such depreciation or amortization, but not in excess of the gain otherwise allocable to each such Partner.

                  (c) Special Allocations Concerning In-Kind Contributions.

                           (i) In accordance with Code Section 704(c) and the
Regulations thereunder, income gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the Carrying Value of such assets. In the event that the Carrying Value of an asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall also be adjusted. Allocations pursuant to this Section 7.04(c) are solely for purposes of federal, state and local taxes and shall not affect or be taken into account in computing any Partner's Capital Account, share of profit or losses, or distributions pursuant to this Agreement.

                           (ii) As of the date of the capital contribution of an
asset and at any subsequent adjustment date, the Partnership shall determine the excess of the Carrying Value over the adjusted tax basis of the asset ("Built-in Gain") or the excess of the adjusted tax basis over the Carrying Value ("Built-in Loss") of each item of property. Upon the disposition of the item of property, the Built-in Gain or the Built-in Loss shall be allocated 100 percent to the contributing Partner.



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                           (iii) To the extent that the disparity in Carrying
Value and adjusted tax basis causes a Partner to be allocated less depreciation or amortization for tax purposes than it is allocated under Section 7.03, additional items of income shall be allocated to the contributing Partner. In the event of Built-in Loss property, additional items of income shall be allocated to the non-contributing partner to eliminate the disparity between Carrying Value and the adjusted basis of the asset.

                           (iv) If the amount of the difference between Carrying
Value and adjusted tax basis constitutes a "small disparity" as that term is used in regulations issued under Code section 704(c), curative allocations shall not be required and the General Partner may disregard the application of Code section 704(c) to such items of property.

              7.05. Elections. The General Partner may, in its discretion, elect pursuant to Sections 734, 743 and 754 of the Code to adjust the basis of the Partnership's assets for transfers of a Partnership Interest.

                                  ARTICLE VIII

                  BOOKS OF ACCOUNT; ANNUAL ACCOUNTS AND REPORTS



              8.01. Books of Account. The General Partner shall prepare or cause to be prepared true, accurate and complete books of account for the Partnership. The books of account shall be kept at the Partnership's principal place of business, and each Partner shall,



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upon reasonable notice to the General Partner, have the right to inspect the same.

              8.02. Accounts and Reports. As of the close of each month of the Partnership, the General Partner shall prepare or cause to be prepared a true, accurate and complete account of the Net Profit or Net Loss for such month and the Partnership's assets and liabilities as of the end of such month. The General Partner shall cause such statements to be furnished to each Partner within ten (10) days after the close of such month, along with a report indicating such Partner's share of the Net Profit or Net Loss of the Partnership for such month and any specially allocated items reported for taxing bodies or other governmental agencies. The form of reports shall be as reasonably requested by any Partner.

                                   ARTICLE IX

                        RIGHTS AND DUTIES OF THE PARTNERS



              9.01. Powers of General Partner.

                  (a) The General Partner shall have the right and power to manage, direct and control the day-to-day business and affairs of the Partnership, including, but not limited to, the power to: (i) manage and operate the Partnership and its properties, including hiring, supervision and dismissal of Partnership employees, agents and independent contractors; (ii) prepare or cause to be prepared all financial, accounting and other reports of operations which are furnished to the Partners or are required by taxing bodies or other governmental agencies; (iii) negotiate and execute real and personal



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property leases related to the Project and to the purpose of the Partnership;
(iv) render services (either directly or through any affiliate) to the Partnership as set forth herein or pursuant to other written agreements which describe the services and the compensation to be paid therefor; (v) make tax elections which will benefit the Limited Partners; (vi) make distributions from Excess Cash; and (vii) do all things reasonably necessary to supervise the business and affairs of the Partnership.

                  The General Partner is authorized to cause the Partnership to enter into agreements with any Partner or any affiliate thereof for the providing of goods or services to or from the Partnership; provided that any and all such agreements shall be on terms at least as favorable to the Partnership as those obtainable from unrelated parties and that the terms of any such agreements with a value greater than $_______________ are fully disclosed in advance to the Limited Partners.

                  (b) Limitations on Powers of General Partner.

                           (i) Notwithstanding any other provision of the
Agreement to the contrary, a unanimous vote of all of the Partners, both Limited and General, shall be required to approve: (i) a change in the Business of the Partnership from that described in Section 5.01; (ii) the sale, exchange, lease, or other transfer of all, or substantially all, of the assets of the Partnership, except that the transfer of a mortgage or a security interest in such assets to secure any indebtedness may be made by the General Partner without the



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consent of the Limited Partners; (iii) the liquidation or dissolution the
Partnership; (iv) the execution of any debt (including a capitalized lease) by the General Partner that would cause the debts of the Partnership to exceed 95 percent of the net Carrying Value of the assets of the Partnership on its books and records; (v) a settlement of any claim against the General Partner; or (vi) a loan of funds to the General Partner.

                           (ii) Except as otherwise provided in this Agreement,
any amendment to the Partnership Agreement shall require the written consent of a majority in interest of the Limited Partners. The written consent a Majority in Interest of the Limited Partners also shall be required: (i) to merge or consolidate the Partnership with or into another entity; (ii) to offer or to sell Partnership Interests in the Partnership to persons who are not already Limited Partners; or (iii) to approve a substitute General Partner in place of the existing General Partner or the admission of an additional General Partner.

                  (c) Voting Rights. Unless otherwise specified herein, any and all actions requiring a vote of the Partners shall require approval of the Partners owning the requisite percentage of Partnership Interests. It is expressly provided that any and all voting of the Partners shall be based upon Partnership Interests and not one vote per Partner.

              9.02. Reliance on Acts of the General Partner. No financial institution or any other person, firm or corporation dealing with the General Partner shall be required to ascertain whether the General



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Partner is acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer or assurance of and the execution of such instrument or instruments by the General Partner.

              9.03. Other Activities of Partners. Except as otherwise provided in Sections 9.01 and 12.01, each Partner may, independently or with others, engage in or possess an interest in any other business ventures of every nature or description, including business ventures which may be in competition with the Partnership.

              9.04. Reimbursement of Expenses. Each of the Partners shall be entitled to reimbursement of all reasonable, verifiable, direct, out-of-pocket expenses they incurred while providing services for the Partnership (i.e., excluding overhead). A Partner seeking reimbursement shall furnish to the General Partner for its review and approval a written statement itemizing the expenses for which such Partner wishes to obtain reimbursement and setting forth the Partnership purpose for which the expenses were incurred, which written statement shall be retained in the Partnership records.

              9.05. Compensation Due the General Partner. Other than the General Partner's share of profits and losses under this Agreement and reimbursement of Partnership expenses, the General Partner shall not be entitled to any other compensation from the Partnership.

              9.06. Power of Attorney Granted to General Partner. As related solely to this Partnership, the Project and the purpose



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thereof, each of the Limited Partners hereby irrevocably constitutes and appoints the General Partner as the Limited Partner's true and lawful attorney in the name, place and stead of such Limited Partner to make, execute, swear to, acknowledge, deliver and file:

                  (a) any certificate or other instruments which may be required to be filed by the Partnership under the laws of the Commonwealth of Pennsylvania or any other state in the United States;

                  (b) any documents, certificates or other instruments, including, but not limited to, any and all amendments and modifications of this Agreement or documents to be filed under subsection (a) of this section as may be required or deemed desirable by the General Partner to effectuate the provisions of any part of this Agreement, and, by way of extension and not in limitation, to do all such other things as shall be necessary to continue and to carry on the business of the Partnership, including, to the extent permitted by law, the power to ratify the execution and delivery of notes or instruments authorizing the confession of judgment against the Partnership; and

                  (c) all documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership.

                  The power of attorney granted hereby shall not constitute a waiver of, or be used to avoid, the rights of the Limited Partners to (i) approve certain transactions or (ii) be used in any other manner inconsistent with the status of the Partnership as a Limited Partnership.

              9.07. Survival of Power of Attorney. It is expressly intended by each of the Limited Partners that the power of attorney provided for in Section
9.06 is coupled with an interest, is irrevocable and shall survive the death, or adjudication of insanity, incompetence, dissolution, or bankruptcy of a Limited Partner or the making of an assignment for the benefit of creditors by any such Limited Partner. The foregoing power of attorney shall survive the delivery of an assignment by a Limited Partner of such Limited Partner's entire interest in the Partnership, except that where an assignee of such entire interest has become a substituted Limited Partner, then the foregoing power of attorney of the assignor Limited Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any and all instruments necessary to effectuate such substitution.

              9.08. Liability of Limited Partner. No Limited Partner shall be liable for any debt of or claim against the Partnership. No Limited Partner, in his capacity as a Limited Partner, shall take part in the management or control of the Partnership's business, except as permitted by the Act.

              9.09. Liability of the General Partner.

                  (a) No General Partner shall be personally liable for the return of all or any part of any Limited Partner's capital contributions to the Partnership. Any such return shall be made solely from the assets of the Partnership.

                  (b) Neither the General Partner nor any affiliate of the General Partner nor any of their respective partners, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the Partnership or to any of the Limited Partners for any act or omission on its part, except for (i) any act or omission resulting from its own gross negligence, willful misconduct or bad faith, (ii) any breach by a General Partner of its obligations as a fiduciary of the Partnership or (iii) any willful breach by a General Partner of any of the material terms and provisions of this Agreement. The Partnership and the Limited Partners shall indemnify, defend and hold harmless, to the fullest extent permitted by law, the General Partner and its affiliates, partners, shareholders, officers, directors, employees and agents, from and against any claim or liability of any nature whatsoever arising out of or in connection with the assets or business of the Partnership, except where attributable to the gross negligence, willful misconduct or bad faith of such entity or where relating to a breach by the General Partner of its obligations as a fiduciary of the Partnership or to a breach by General Partner of any of the terms and provisions of this Agreement.

              9.10. Removal of the General Partner.

                  (a) The Limited Partners, by an affirmative vote of at least two-thirds of all the Limited Partnership Interests, may remove the General Partner; however, such removal may only be made for gross negligence, willful neglect or embezzlement. Written notice of the effective date of such a determination setting forth the effective date of such removal shall be served upon the General Partner so removed and, as of the effective date, shall terminate all the General Partner's rights and powers as the General Partner except as to the ability of the former General Partner to share in the profits, losses and distributions in accordance with its General Partnership Interest.

                  (b) If the Limited Partners shall remove the General Partner, they shall have the power to appoint a Substitute General Partner. Additionally, the Limited Partners shall be entitled to issue to the Substitute General Partner a General Partnership Interest in the Partnership.

                  (c) The terminated General Partner, if the Limited Partners elect to continue the Partnership, shall have its interest in the Partnership purchased by the Substitute General Partner at an arm's length price.

              9.11. Limited Partners In-Kind Contributions. PDGE will provide insurance for the Project. Philip will provide a surety bond for the Project, as well as certain supervisory personnel at the Project. Each Partner will indemnify the other for any loss sustained directly or indirectly related to such in-kind contributions. Each Partner shall be responsible for workers compensation insurance and claims for its employees.

                                    ARTICLE X

                         TRANSFERS OF PARTNERSHIP SHARES



              10.01. Restrictions on Transfers. Except as set forth in this
Article X or in section 11.03 hereof, no Limited Partner may sell, transfer or assign part or all of such Limited Partner's Limited Partnership Interest to any person, firm or entity without the written consent of the General Partner and the written consent of a Majority in Interest of the Limited Partners. If the General Partner intends to withdraw from the Partnership, other than under
Article XI, it shall give 90 days' written notice to the Limited Partners in advance of withdrawal.

              10.02. Absolute Restriction. Notwithstanding any provision of this Agreement to the contrary, the sale or exchange of any Limited Partnership Interest will not be permitted if the interest sought to be sold or exchanged, when added to the total of all other interests sold or exchanged within the period of 12 consecutive months ending with the proposed date of the sale or exchange, results in the termination of the Partnership under Section 708 of the Code or if such termination would materially and adversely affect the Partnership or any Partner. Notwithstanding any provision of this Agreement to the contrary, no transfer shall be permitted that would result in the loss of applicable federal or state securities exemptions relating to the issuance and sale of Limited Partnership Interests. In no event shall any Limited Partnership Interest be transferable within twelve months and one day of the original issuance of such Limited Partnership Interest to such Limited Partner.

                                   ARTICLE XI
                           DISSOLUTION AND LIQUIDATION

              11.01. Causes of Termination and Dissolution of the Partnership. The Partnership shall be dissolved upon the earliest to occur of the following:
(i) upon the bankruptcy or dissolution of a General Partner; (ii) upon the affirmative vote or written consent of the Partners owning at least two-thirds of the Partnership Interests; (iii) by decree of court; (iv) upon the sale of all or substantially all of the assets of the Partnership; or (v) December 31, 2005.

              11.02. Liquidation Procedures. Upon dissolution of the Partnership, the assets of the Partnership shall be liquidated in a manner to be determined by the General Partner to be in the best interest of the Partnership, and the resulting cash or property shall be distributed as follows: after payment to its creditors of all expenses of liquidation, debts and all other liabilities of the Partnership in the order of priority as provided by law, all remaining property of the Partnership shall be distributed to the Partners in the following manner and order of priority:

                  (i) Each Partner shall receive the unpaid balance of any loans made by such Partner to the Partnership; and

                  (ii) Each Partner shall receive such Partner's share of the remaining property of the Partnership in proportion to the positive Capital Account balances of that Partner, after adjusting the Capital Accounts for unrealized gain or loss in accordance with Section 7.04(c).

              11.03. Change in Status of Limited Partner. If any Limited Partner shall be dissolved, be adjudicated bankrupt, insolvent, insane, incompetent, or file any petition in bankruptcy or make an assignment or enter any arrangement for the benefit of creditors, the Partnership shall not terminate but the executor, administrator, guardian or trustee shall become an assignee of such Limited Partner's Limited Partnership Interest. As provided in Article X hereof. The assignee may become a substitute Limited Partner upon the approval of the General Partner, which acceptance or approval may be withheld in the sole discretion of the General Partner. If a Limited Partner shall be liquidated, be dissolved or be declared bankrupt, the Partnership shall not terminate but the executor, administrator or trustee or heir shall be become an assignee and shall become a substitute Limited Partner as soon as the assignee executes an instrument in a form acceptable to the General Partner assuming such obligations of such Limited Partner and adopting the terms of this Agreement, in accordance with the provisions of Article X hereof.

              11.04. Reserve. Notwithstanding any provision to the contrary herein, the General Partner or its successor may retain such funds as they reasonably deem necessary as a reserve for any contingent liabilities or obligations of the Partnership, which funds shall, after the passage of a reasonable period of time, be distributed in accordance with the provisions of this Article.

              11.05. Final Accounting. Each of the Partners shall be furnished with a statement prepared by the Partnership's accountants which shall set forth the assets and liabilities of the Partnership as of the date of the complete liquidation of the Partnership's assets. Upon compliance by the General Partner (or its successor) with the terms and conditions of this Article XI, the remaining General Partner of the Partnership or liquidating trustee, if any, or, if none, a majority in interest of the Limited Partners shall execute and cause to be filed a Certificate of Cancellation of the Partnership and any and all other documents necessary with respect to termination and cancellation of the Partnership.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS



              12.01. Confidential Information. Except as otherwise required by law or herein, no Partner (or any related person, firm or entity) shall disclose or use at any time, except in connection with activities on behalf of the Partnership, during the term hereof, any secret or Confidential Information (as hereinafter defined) or knowledge obtained from any other Partner in connection with activities of the Partnership or otherwise developed by the Partnership. Without limiting the generality of the foregoing, the term "Confidential Information" shall include all technology, compositions, contracts, sales or profit figures, the names of and relationships with customers or suppliers and the terms of any contracts to which it is a party. "Confidential Information" does not include: (i) any information which becomes generally available to the public other than as a result of a disclosure by a Partner or employee of the Partnership; (ii) any information that was available to the Partners on a non-confidential basis prior to disclosure by the other;

(iii) any information that is required to be disclosed by law or by any court or governmental body; provided, however, that each Partner shall provide the other with reasonable notice prior to disclosure of any such information; and (iv) any information received from a third party not bound by confidentiality obligations to any Limited Partner.

              12.02. Amendment of Agreement. This Agreement may be amended only by a subsequent writing executed by all of the Partners. The General Partner shall have the power to amend this Agreement, without the consent of the Limited Partners, to cure ambiguities, correct errors, and comply with Treasury Regulations under the Code, and retain the tax classification of the Partnership as a Partnership; provided however, that such amendment shall not: (i) affect the voting rights of a Limited Partner; (ii) amend Section 12.01, or 12.02;
(iii) amend Article IX, Article X, or Article XI; (iv) affect the limited liability of any Limited Partner; or (iv) materially affect the rights of a Partner to share in the cash flow from the Partnership.

              12.03. Notices. Any and all notices, reports, requests, demands, and other communications required or permitted to be given by this Agreement or by any rule of law with reference to the business of the Partnership or to this Agreement shall be in writing and shall conclusively be deemed to have been duly given if personally delivered to, or if enclosed in a stamped and sealed envelope and mailed first class by certified mail, return receipt requested, in the United States mails or by overnight courier addressed to, the Partner to which it is authorized to be given to the last known address of such Partner as shown on the books and records of the Partnership.

              12.04. Governing Law. This Agreement will be governed and construed under and in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles.

              12.05. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon and be enforceable against the parties hereto and their respective successors and permitted assigns.

              12.06. Severability. If and to the extent that any court of competent jurisdiction shall determine that any provision of this Agreement is invalid, unlawful or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement.

              12.07. Headings and Interpretation. The Section headings contained herein are for convenience only and shall not in any way affect the interpretation or enforceability of any provision of this Agreement. Wherever used in this Agreement, the singular shall include the plural, the plural the singular, and use of any gender will be applicable to all genders.

              12.08. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written communications or agreements between the parties with respect to the subject matter hereof.

              12.09. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

              12.10. The Tax Matters Partner. EBITDA, Inc. shall be the Tax Matters Partner, as defined in the Code, for the Partnership.

              IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have set their hands and seals as of the day and year first written above with the intention of being legally bound thereby.

                                      GENERAL PARTNER:

ATTEST:                               PDG, Inc.


/s/ REGIS O'HARA                      By: /s/ DAVID P. BERESFORD
-------------------------------          ---------------------------------
Title: Regis O'Hara                   Title: David P. Beresford, Vice President
      --------------------------            ------------------------------------
       Assitant Secretary
                                      LIMITED PARTNERS:

ATTEST:                               PDG Environmental, Inc.



/s/ REGIS O'HARA                      By: /s/ JOHN C. REGAN
-------------------------------          ---------------------------------
Title: Assistant Secretary            Title: John C. Regan, Chairman & CEO
      --------------------------            ------------------------------------
       Regis O'Hara

ATTEST:                               Philip Environmental Services
                                      Corporation



                                      By: /s/ ALEC THOMAS
-------------------------------          ---------------------------------
Title: Senior Vice President-Law      Title: Executive Vice President
      --------------------------            ------------------------------------

                                PDG/Philip, L.P.
                 Schedule A to Agreement of Limited Partnership



                                               Amount of Initial
                                                    Capital              Amount of Contributions      Percentag
          General Partner                         Contribution              Under Section 6.02         Interest
          ---------------                         ------------               -----------------         --------

PDG, Inc.                                             $1.00                        1.0%                   1.0%
300 Oxford Drive
Monroeville, PA  15146


           Limited Partners
           ----------------
PDG Environmental, Inc.                              $59.00                       59.0%                  59.0%
300 Oxford Drive
Monroeville, PA  15146

Philip Environmental                                 $40.00                       40.0%                  40.0%
   Services Corporation
2525 McAllister
Houston, TX  77092



                                                                                                        100.00%